Exhibit 99.1

David Havlek

salesforce.com

Investor Relations

415-536-2171

dhavlek@salesforce.com

Jane Hynes

salesforce.com

Public Relations

415-901-5079

jhynes@salesforce.com

Salesforce.com Announces Proposed $500 Million Offering of Convertible Senior Notes Due 2015

SAN FRANCISCO, Calif. – January 11, 2010 – Salesforce.com (NYSE: CRM), the enterprise cloud computing company, today announced its intention to offer, subject to market and other conditions, $500 million aggregate principal amount of convertible senior notes due 2015 in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”). Salesforce.com also expects to grant the initial purchasers of the notes an option to purchase up to an additional $75 million aggregate principal amount of the notes to cover overallotments.

The notes will be unsecured, unsubordinated obligations of salesforce.com, and interest will be payable semi-annually. Prior to October 15, 2014, the notes will be convertible only upon the occurrence of specified events; thereafter until maturity the notes will be convertible at any time. Upon conversion, the notes will be settled in cash and shares of salesforce.com’s common stock (subject to salesforce.com’s right to pay cash in lieu of all or any portion of such shares). Final terms of the notes, including the interest rate, conversion price and other terms, will be determined by negotiations between salesforce.com and the initial purchasers of the notes.

In connection with the offering of the notes, salesforce.com expects to enter into privately-negotiated convertible note hedge transactions with one or more of the initial purchasers and their affiliates and/or other financial institutions (the “hedge counterparties”). Salesforce.com also expects to enter into privately-negotiated warrant transactions with the hedge counterparties. Taken together, the convertible note hedge transactions and the warrant transactions are expected, but not guaranteed, to reduce the potential dilution to salesforce.com’s common stock upon the conversion of the notes. Salesforce.com has been advised that in connection with hedging the convertible note hedge transactions and warrant transactions, the hedge counterparties may enter into various derivative transactions concurrently with or shortly after the pricing of the notes. These activities could have the effect of increasing or preventing a decline in the price of salesforce.com’s common stock concurrently with, or shortly after, the pricing of the notes. In addition, the hedge counterparties may modify their hedge positions from time to time following the pricing of the notes (and are particularly likely to do so during any observation period relating to a conversion of the notes) by entering into or unwinding derivative transactions with respect to salesforce.com’s common stock, and/or by purchasing or selling shares of salesforce.com common stock or the notes. Any of these activities could adversely affect the value of salesforce.com’s common stock and the trading price of the notes.

Salesforce.com expects to use a portion of the net proceeds for the cost of the convertible note hedge transactions after such cost is offset by the proceeds of the warrant transactions described above, and to use the remaining proceeds for general corporate purposes, including funding possible investments in, or acquisitions of, complementary businesses, joint ventures, services or technologies, working capital and capital expenditures.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful. The notes and the shares of common stock issuable upon conversion of the notes, if any, will not be registered under the Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Act and applicable state laws.